AGREEMENT AND PLAN OF MERGER

by and among

VANTAGESOUTH BANK,

CRESCENT STATE BANK,

and

CRESCENT FINANCIAL BANCSHARES, INC.

Dated as of August 10, 2012

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4.1	Organization and Authority	27
4.2	Authorization	29
4.3	Securities Filing	30
4.4	Parent Information	30
4.5	Brokers and Finders	30

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	31
5.1	Conduct of Business Prior to the Effective Time	31
5.2	Forbearances of VantageSouth	31
5.3	Indemnification and Insurance	34

ARTICLE VI	ADDITIONAL AGREEMENTS	35
6.2	Regulatory Matters	35
6.2	Access to Information; Confidentiality	36
6.3	SEC Filings and Shareholder Approval	36
6.5	Public Disclosure	37
6.6	Additional Agreements	37
6.7	Nasdaq Notification	37
6.8	Employee Benefit Matters	37
6.9	No Solicitation	38

ARTICLE VII	CONDITIONS PRECEDENT	38
7.1	Conditions to Each Party’s Obligation to Effect the Closing	38
7.2	Conditions to Obligations of Parent	39
7.3	Conditions to Obligations of VantageSouth	39

ARTICLE VIII	TERMINATION AND AMENDMENT	40
8.1	Termination	40
8.2	Effect of Termination	41
8.3	Amendment	41
8.4	Extension; Waiver	42

ARTICLE IX	GENERAL PROVISIONS	42
9.2	Expenses	42
9.3	Notices	42
9.4	Interpretation	43
9.5	Counterparts	43
9.6	Entire Agreement	44
9.7	Governing Law	44
9.8	Venue	44
9.9	Waiver of Jury	44
9.10	Severability	44
9.11	Assignment; Third Party Beneficiaries	44
9.12	Specific Performance	45
9.13	Restricted Securities	45

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EXHIBITS

Exhibit A	Special Committee Members Voting Agreement
Exhibit B	Piedmont Voting Agreement
Exhibit C	VantageSouth Shareholder Representations

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 10, 2012, by and among VantageSouth Bank, a North Carolina-chartered commercial bank (“VantageSouth”) and Crescent Financial Bancshares, Inc., a Delaware corporation (“Parent”), and Crescent State Bank, a North Carolina-chartered commercial bank and a wholly owned subsidiary of Parent (“Crescent Bank”). Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

A.          WHEREAS, the special committee of the Board of Directors of Parent, consisting of independent, disinterested directors of Parent formed for the purpose of, among other things, evaluating, negotiating and making a recommendation to the Board of Directors of Parent with respect to the transactions contemplated hereby (the “Special Committee”), has unanimously (i) determined that this Agreement, the Merger (as defined below) and the other transactions contemplated hereby are fair to, advisable and in the best interest of the Company and all of its stockholders (other than Piedmont and its Affiliates), and (ii) recommended to the Board of Directors of Parent that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger (the “Special Committee Recommendation”);

B.           WHEREAS, the Boards of Directors of VantageSouth, Crescent Bank and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which VantageSouth will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Crescent Bank (the “Merger”), with Crescent Bank as the surviving bank in the Merger (sometimes referred to in such capacity as the “Surviving Bank”);

C.           WHEREAS, pursuant to the Merger, Parent shall issue to the holders of the VantageSouth Common Stock (excluding Parent and Crescent Bank) shares of Parent common stock, par value $1.00 per share (“Parent Common Stock”);

D.           WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

E.           As a condition and inducement to VantageSouth’s willingness to enter into this Agreement, each of the members of the Special Committee of the Boards of Directors of Parent and Crescent Bank has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Parent Common Stock in favor of this Agreement and the transactions contemplated hereby.

F.           As a condition and inducement to VantageSouth’s and Parent's willingness to enter into this Agreement, Piedmont has entered into an agreement dated as of the date hereof in the form of Exhibit B pursuant to which it will vote its shares of Parent Common Stock in favor of the issuance of Parent Common Stock pursuant to the Merger and will vote its shares of VantageSouth Common Stock in favor of this Agreement and the transactions contemplated hereby.

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G.           As a condition and inducement to Parent's willingness (i) to enter into this Agreement and/or (ii) to consummate the Merger, each of the shareholders of VantageSouth has executed or will execute the VantageSouth Shareholder Representations in the form of Exhibit C hereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“409A Plan” shall have the meaning stated in Section 3.11(h).

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning stated in the Preamble to this Agreement.

“Articles of Incorporation” shall mean the Articles of Incorporation of VantageSouth, as currently in effect.

“Articles of Merger” shall have the meaning stated in Section 2.2.

“Authorizations” shall have the meaning stated in Section 3.1.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Burdensome Regulatory Condition” shall have the meaning stated in Section 6.1(a).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in Raleigh, North Carolina are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Certificate” shall have the meaning stated in Section 2.9(a).

“Closing” shall have the meaning stated in Section 2.3.

“Closing Date” shall have the meaning stated in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Corporate Entity” shall mean a bank, corporation, partnership, limited liability VantageSouth or other organization, whether an incorporated or unincorporated organization.

“CRA” shall mean the Community Reinvestment Act of 1997.

“Crescent Bank” shall have the meaning stated in the Preamble to this Agreement.

“Crescent Bank Common Stock” shall mean the common stock, par value $5.00 per share, of Crescent Bank.

“Crescent Parties” shall mean Parent and Crescent Bank.

“Effective Time” shall have the meaning stated in Section 2.2.

“ERISA” shall have the meaning stated in Section 3.11(a).

“ERISA Affiliate” shall have the meaning stated in Section 3.11(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning stated in Section 2.8.

“Exchange Ratio” shall have the meaning stated in Section 2.7(b).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality, or any SRO.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning stated in Section 5.3(a).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

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“Knowledge” means, with respect to a Party hereto, actual knowledge, after reasonable inquiry, of the members of the Board of Directors of that Party or any officer of that Party with the title ranking not less than senior vice president.

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Loan(s)” shall have the meaning stated in Section 3.22(a).

“Material Adverse Effect” shall mean, with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets or business of such Party and its subsidiaries taken as a whole provided, however, that any such fact, circumstance, event, change, effect, development or occurrence resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of a Party hereto taken with the prior consent of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement, or (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii) and (v), to the extent that the effects of such change disproportionately affect a Party and its Subsidiaries, taken as a whole, as compared to other companies in the banking industry.

“Measurement Period” shall have the meaning stated in Section 2.7(b).

“Merger” shall have the meaning stated in the Preamble to this Agreement.

“Merger Consideration” shall have the meaning stated in Section 2.7(b).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NASDAQ Required Approval” shall have the meaning stated in Section 4.2(a).

“NCCOB” means the North Carolina Commissioner of Banks.

“Parent” shall have the meaning stated in the Preamble to this Agreement.

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“Parent 10-K” shall mean Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed by it with the SEC on March 30, 2012 (including all exhibits included or incorporated by reference therein).

“Parent Common Stock” shall have the meaning stated in the Preamble.

“Parent Price” shall have the meaning stated in Section 2.7(b).

“Parent Regulatory Approvals” shall have the meaning stated in Section 4.2(c).

“Parent Shareholder Approval” shall have the meaning stated in Section 4.2(a).

“Parent Shareholders Meeting” shall have the meaning stated in Section 6.3(b).

“Parent Share Value” shall mean the closing price per share of the Parent Common Stock on the Nasdaq Global Market on the trading day immediately preceding (but not including) the Closing Date.

“Parent’s Reports” shall have the meaning stated in Section 4.3.

“Party” shall mean any of Parent, Crescent Bank, VantageSouth and “Parties” shall mean Parent, Crescent Bank and VantageSouth.

“Pension Plan” shall have the meaning stated in Section 3.11(d).

“Permitted Liens” shall have the meaning stated in Section 3.20.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Piedmont” shall mean Piedmont Community Bank Holdings, Inc.

“Previously Disclosed” shall mean (a) with respect to VantageSouth, information provided (including by being made available in an electronic data room or distributed by email) prior to the date of this Agreement to the members of the Special Committee, or to the Special Committee's legal or financial advisors, and information filed by VantageSouth in any call report filed with respect to any period ended on or after December 31, 2011, and (b) with respect to Parent and Crescent Bank, information made available to VantageSouth or its officers or representatives or information publicly disclosed by Parent in (i) the Parent 10-K, (ii) Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed by it with the SEC on May 15, 2012, or (iii) any Current Report on Form 8-K filed or furnished by Parent with the SEC since January 1, 2012 and publicly available prior to the date of this Agreement (in each case excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are predictive or forward-looking in nature).

“Proprietary Rights” shall have the meaning stated in Section 3.21.

“Proxy Statement” shall have the meaning stated in Section 6.3(a).

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“Regulatory Agreement” shall have the meaning stated in Section 3.15.

“Regulatory Approvals” shall mean the Requisite Regulatory Approvals and the Parent Regulatory Approvals.

“Requisite Regulatory Approvals” shall have the meaning stated in Section 3.4.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Special Committee” shall have the meaning stated in the Preamble.

“Special Committee Recommendation” shall have the meaning stated in the Preamble.

“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“Subsidiary” and “Subsidiaries” means a corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Surviving Bank” shall have the meaning stated in the Preamble to this Agreement.

“Takeover Proposal” shall have the meaning stated in Section 6.9.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Trading Day” shall have the meaning stated in Section 2.7(b).

“VantageSouth” shall have the meaning stated in the Preamble to this Agreement.

“VantageSouth Benefit Plan” shall have the meaning stated in Section 3.11(a).

“VantageSouth Common Stock” shall have the meaning stated in Section 2.7(b).

“VantageSouth Insurance Policies” shall have the meaning stated in Section 3.19.

“VantageSouth Preferred Stock” shall have the meaning stated in Section 3.2.

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“VantageSouth Reports” shall have the meaning stated in Section 3.5(a).

“VantageSouth Shareholder Meeting” shall mean a meeting of VantageSouth shareholders for the purpose of obtaining the approval to enter into the Merger with Crescent Bank and Parent.

“VantageSouth Significant Agreement” shall have the meaning stated in Section 3.14(a).

“Voting Debt” shall have the meaning stated in Section 3.2.

ARTICLE II
THE MERGER; DELIVERY OF MERGER CONSIDERATION

2.1          The Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with Section 53-12 of the North Carolina General Statutes, at the Effective Time, VantageSouth shall merge with and into Crescent Bank. Crescent Bank shall be the Surviving Bank in the Merger and shall continue its existence as a corporation under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of VantageSouth shall cease.

(b)          Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the Parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure (i) shall not alter or change the amount, value or kind of the Merger Consideration or (ii) is not likely to materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement, or (iii) shall not result in adverse Federal or state income tax consequences to VantageSouth shareholders as a result of the modification. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.2         Effective Time. The Merger shall become effective as of the date set forth in the articles of merger (the “Articles of Merger”), which shall contain this Agreement, together with a certified copy of the approval of the Merger by the NCCOB, that shall be filed with the Secretary of State of the State of North Carolina as required under Section 53-13 of the North Carolina General Statutes. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

2.3         Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Parent on a date no later than 15 Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

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2.4         Articles of Incorporation and Bylaws of the Surviving Bank. At the Effective Time, the articles of incorporation of Crescent Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. The bylaws of Crescent Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.5         Directors and Officers. Subject to applicable law, the directors of Crescent Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Bank and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Crescent Bank immediately prior to the Closing Date shall be the initial officers of the Surviving Bank and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.6         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the Section 53-13 of the North Carolina General Statutes.

2.7         Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Crescent Bank, VantageSouth or the holder of any of the following securities:

(a)          No Effect on Crescent Bank Common Stock. Each share of Crescent Bank Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)         Conversion of VantageSouth Common Stock. By virtue of the Merger, automatically and without any action on the part of the holder thereof, as of the Effective Time, each outstanding share of the common stock, par value $5.00 per share, of VantageSouth (the “VantageSouth Common Stock”) shall be converted into the right to receive the number of shares of Parent Common Stock (the “Merger Consideration”) equal to the Exchange Ratio. The “Exchange Ratio” shall be 4.8204 if the Parent Price, as defined below, is at or above $5.25. If the Parent Price is at or below $4.75, then the Exchange Ratio shall be 5.3278. If the Parent Price is below $5.25 but above $4.75, then the Exchange Ratio shall be equal to $25.307 divided by a number equal to the Parent Price (rounded to the nearest ten-thousandth). “Parent Price” means the volume weighted average price (rounded up to the nearest cent) of Parent Common Stock on the Nasdaq Global Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and VantageSouth) for the thirty (30) latest Trading Days, as defined below, preceding the date that is four business days prior to the Closing Date (the “Measurement Period”). “Trading Day” means any day on which at least 100 shares of Parent Common Stock are traded, as reported on the Nasdaq Global Market.

(c)          Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of VantageSouth Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest whole cent, determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of VantageSouth Common Stock held by such holder of record at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which the holder of record would otherwise be entitled to receive.

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(d)         Cancellation of Certain Shares of VantageSouth Common Stock. All shares of VantageSouth Common Stock issued and outstanding immediately prior to the Effective Time that are owned by Parent, Crescent Bank, VantageSouth or any wholly owned subsidiaries of VantageSouth or Parent (other than (i) shares of VantageSouth Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of VantageSouth Common Stock held, directly or indirectly, by Parent or VantageSouth in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(e)          Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or VantageSouth Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration, Exchange Ratio and other dependent items, as applicable.

2.8         Merger Consideration. At or prior to the Effective Time Parent shall make available to Broadridge Corporate Issuer Solutions, Inc. (the “Exchange Agent”), who shall act as exchange agent, certificates representing the number of whole shares of Parent Common Stock sufficient to deliver, and Parent shall timely deliver, the aggregate Merger Consideration.

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2.9         Delivery of Merger Consideration.

(a)          VantageSouth shall use its best efforts to cause each holder of record of a certificate representing shares of VantageSouth Common Stock which immediately prior to the Effective Time represented outstanding shares of VantageSouth Common Stock (“Certificate”) to surrender at the Closing all Certificates held by such holder of record, duly endorsed for transfer in blank, or accompanied by stock transfer powers duly executed in blank, by such holder, or accompanied by such other documentation as the Exchange Agent may reasonably require to effect the exchange of such Certificates for the Merger Consideration, and Exchange Agent shall deliver to each such holder a stock certificate or certificates representing the Merger Consideration with respect to all Certificates surrendered at the Closing. If any Certificates are not surrendered in accordance with the preceding sentence of this Section 2.9(a), then following the Closing, Parent will make appropriate arrangements with the Exchange Agent to provide each VantageSouth shareholder who did not surrender his or her Certificates with a letter of transmittal in such form and containing such provisions as Parent and the Exchange Agent shall reasonably deem necessary to permit each such shareholder to convert the shares of VantageSouth Common Stock formerly represented by such unsurrendered Certificates into the Merger Consideration issuable with respect to such Certificates.

(b)         Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed letter of transmittal, a holder of VantageSouth Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration (and cash in lieu of fractional shares) to be issued in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)          No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to be issued with respect thereto, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock payable in respect of such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Parent Common Stock payable in respect of such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d)         In the event of a transfer of ownership of a Certificate representing VantageSouth Common Stock that is not registered in the stock transfer records of VantageSouth, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such VantageSouth Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

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(e)          After the Effective Time, there shall be no transfers on the stock transfer books of VantageSouth of any shares of VantageSouth Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of VantageSouth Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued in consideration therefor in accordance with Section 2.7 and the procedures set forth in this Article II.

(f)          Any former shareholders of VantageSouth who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration (and cash in lieu of fractional shares) and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of VantageSouth Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, VantageSouth or the Exchange Agent or any other person shall be liable to any former holder of shares of VantageSouth Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (and cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VANTAGESOUTH

VantageSouth represents and warrants to Parent that:

3.1         Organization and Authority. VantageSouth is a bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. The deposit accounts of VantageSouth are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of VantageSouth, threatened. VantageSouth has the power and authority (corporate, governmental, regulatory and otherwise) and has all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner it is now being conducted, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect on VantageSouth. VantageSouth is duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by it requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The Articles of Incorporation comply in all material respects with applicable law. A complete and correct copy of the Articles of Incorporation and bylaws of VantageSouth, as amended to date and as currently in effect, has been delivered or made available to Parent and Crescent Bank. VantageSouth has no direct or indirect Subsidiaries. VantageSouth does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary.

3.2         Capitalization. The authorized capital stock of VantageSouth consists of 5,000,000 shares of VantageSouth Common Stock, $5.00 par value, and 1,000,000 shares of preferred stock, having a par value as approved by the NCCOB at the time issuance (the “VantageSouth Preferred Stock”). There are 1,382,961 shares of VantageSouth Common Stock and no shares of VantageSouth Preferred Stock outstanding. As of the date of this Agreement, all of the outstanding shares of VantageSouth Common Stock are held of record and beneficially as follows: Piedmont owns 1,382,241 shares of VantageSouth Common Stock and each of the twelve directors of VantageSouth owns 60 shares of VantageSouth Common Stock. No shares of VantageSouth Common Stock or VantageSouth Preferred Stock are reserved for issuance. All of the issued and outstanding shares of VantageSouth Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of VantageSouth may vote (“Voting Debt”) are issued and outstanding. VantageSouth does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of VantageSouth Common Stock or VantageSouth Preferred Stock or any other equity securities of VantageSouth or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of VantageSouth (including any rights plan or agreement). There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of VantageSouth Common Stock or other equity interests of VantageSouth.

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3.3         Authorization.

(a)          VantageSouth has the full legal power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which VantageSouth will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of VantageSouth, and, will be duly approved by the shareholders of VantageSouth in accordance with all applicable Laws. This Agreement has been, and the other agreements referenced herein to which VantageSouth will be a party, when executed, will be, duly and validly executed and delivered by VantageSouth, and assuming due authorization, execution and delivery by Parent and Crescent Bank, is and will be a valid and binding obligation of VantageSouth enforceable against VantageSouth in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Other than the approval of this Agreement by the shareholders of VantageSouth, no other corporate proceedings are necessary for the execution and delivery by VantageSouth of this Agreement and the other agreements referenced herein to which it will be a party, the performance by it or them of its or their obligations hereunder and thereunder or the consummation by it or them of the transactions contemplated hereby and thereby.

(b)         Neither the execution and delivery by VantageSouth of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by VantageSouth with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of VantageSouth under any of the terms, conditions or provisions of (i) its articles of incorporation or bylaws (or similar governing documents) of VantageSouth or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which VantageSouth is a party or by which it may be bound, or to which VantageSouth or any of the properties or assets, of VantageSouth may be subject, or (B) violate any law or regulation applicable to VantageSouth or any of its respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on VantageSouth or materially and adversely affect VantageSouth’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

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3.4         Consents and Approvals. Except for (i) the approval by the FDIC under 12 USC Section 1828(c), (ii) the notices, consents, approvals, waivers, authorizations, filings and registrations as Previously Disclosed, (iii) the approval of the NCCOB under Section 53-12 of the North Carolina General Statutes, (iv) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the Section 53-13 of the North Carolina General Statutes and (v) if required, any approvals or filings required by the HSR Act (such consents or approvals, the “Requisite Regulatory Approvals”), no governmental or any other material consents, approvals, authorizations, applications, registrations and qualifications are required to be obtained by VantageSouth in connection with or for the consummation of the transactions contemplated by this Agreement. Other than the securities or Blue Sky laws of the various states and the Requisite Regulatory Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by VantageSouth of the transactions contemplated by this Agreement. As of the date hereof, VantageSouth has no knowledge of any reason pertaining to VantageSouth why any of the approvals referred to in this Section 3.4 should not be obtained without the imposition of any Burdensome Regulatory Condition.

3.5         Reports.

(a)          Since December 31, 2008, VantageSouth has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity or SRO having jurisdiction over VantageSouth (the foregoing, collectively, the “VantageSouth Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the VantageSouth Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. Except as Previously Disclosed, to the Knowledge of VantageSouth, as of the date of this Agreement, there are no outstanding comments from any Governmental Entity or any SRO with respect to any VantageSouth Report. With respect to all other VantageSouth Reports, to the Knowledge of VantageSouth, VantageSouth Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. Copies of all VantageSouth Reports not otherwise publicly filed, to the extent allowed by applicable law, have been provided to Parent or Crescent Bank by VantageSouth. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of VantageSouth, no Governmental Entity or SRO has initiated any proceeding or, to the Knowledge of VantageSouth, investigation into the business or operations of VantageSouth since December 31, 2008.

(b)         VantageSouth (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of VantageSouth, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.6         Financial Statements. VantageSouth has previously provided to the financial advisor to the Special Committee copies of (i) the most recent draft audited balance sheet of VantageSouth as of December 31, 2011 and 2010 and the related statements for income for each of the years in the two-year period ended December 31, 2011 together with the notes thereto, accompanied by the audit reports of VantageSouth’s independent public accountants for those periods and (ii) the interim unaudited balance sheet of VantageSouth as of March 31, 2012 and the related unaudited statements of income and changes in stockholders’ equity. Such financial statements were prepared from the books and records of VantageSouth, fairly present the financial position of VantageSouth in each case at and as of the dates indicated and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes. The books and records of VantageSouth have been, and are being, maintained in all respects in accordance with GAAP and any other legal, regulatory and accounting requirements and reflect only actual transactions.

3.7         Undisclosed Liabilities. Except as Previously Disclosed, none of VantageSouth has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (1) liabilities or obligations reflected in or reserved against in VantageSouth’s consolidated balance sheet as of December 31, 2011, (2) current liabilities that have arisen since December 31, 2011 in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a Material Adverse Effect on VantageSouth and (3) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a Material Adverse Effect on VantageSouth.

3.8         Absence of Certain Changes. Since December 31, 2011, except as Previously Disclosed, (a) VantageSouth has conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (b) none of VantageSouth has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (c) VantageSouth has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests, (d) no fact, event, change, condition, development, circumstance or effect has occurred that has had a Material Adverse Effect on VantageSouth and (e) VantageSouth is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of VantageSouth, no other party to any such agreement (excluding any loan or extension of credit made by VantageSouth) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on VantageSouth.

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3.9         Legal Proceedings. Except as Previously Disclosed, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of VantageSouth, threatened against or affecting VantageSouth or any property or asset of VantageSouth that (i) are seeking damages or declaratory relief against VantageSouth, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, or (iii) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against VantageSouth or the assets of VantageSouth (or that, upon consummation of the Merger, would apply to Crescent Bank or any of its Subsidiaries).

3.10       Taxes and Tax Returns.

(a)          VantageSouth has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. VantageSouth has paid in full, or made adequate provision in the financial statements of VantageSouth (in accordance with GAAP) for, all Taxes shown as due on such Tax Returns.

(b)         Except as Previously Disclosed, no audits or material investigations by any taxing authority relating to any Tax Returns of VantageSouth is in progress, nor has VantageSouth received notice from any taxing authority of the commencement of any audit not yet in progress. No material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, VantageSouth which deficiencies have not since been resolved.

(c)          There are no material Liens for Taxes upon the assets of either VantageSouth except for statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

(d)         To VantageSouth’s Knowledge, VantageSouth has complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9.

(e)         No claim has been made by a taxing authority in writing to VantageSouth in a jurisdiction where VantageSouth does not file Tax Returns that VantageSouth is or may be subject to Tax by that jurisdiction.

(f)          None of VantageSouth has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made.

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(g)         To VantageSouth’s Knowledge, VantageSouth has not been or is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign Law). VantageSouth has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(h)         There are no outstanding powers of attorney enabling any person or entity not a party to this Agreement to represent VantageSouth with respect to Tax matters.

(i)          There will be no loss or impairment of deferred tax assets of VantageSouth, or limitation on the use of VantageSouth net operating losses, as a result of the Merger.

3.11       Employee Benefit Plans.

(a)          (A) With respect to each VantageSouth Benefit Plan, VantageSouth has complied, and are now in compliance, in all material respects, with all provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all laws and regulations applicable to each such VantageSouth Benefit Plan; and (B) each VantageSouth Benefit Plan has been administered in all material respects in accordance with its terms. “VantageSouth Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by VantageSouth or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with VantageSouth would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which VantageSouth or any of their respective ERISA Affiliates is party, whether written or oral, for the benefit of any director, former director, consultant, former consultant, employee or former employee of VantageSouth.

(b)         With respect to each VantageSouth Benefit Plan, VantageSouth has heretofore delivered or made available to Parent true and complete copies of each of the following documents, to the extent applicable: (i) a copy of the VantageSouth Benefit Plan and any amendments thereto (or if the VantageSouth Benefit Plan is not a written VantageSouth Benefit Plan, a description thereof); (ii) a copy of the two most recent annual reports and actuarial reports, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent summary plan description required under ERISA with respect thereto; (iv) if the VantageSouth Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each VantageSouth Benefit Plan intended to qualify under section 401 of the Code.

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(c)         Except as Previously Disclosed, no claim has been made, or to the Knowledge of VantageSouth threatened, against VantageSouth related to the employment and compensation of employees or any VantageSouth Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan other than ordinary course claims for benefits.

(d)         Except for matters that, individually or in the aggregate, have not had a Material Adverse Effect on VantageSouth, (i) no VantageSouth Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Pension Plan”) had, as of the respective last annual valuation date for each such Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, (ii) none of the Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of VantageSouth, any officer of VantageSouth or any of the VantageSouth Benefit Plans which are subject to ERISA, including the Pension Plans, any trust created thereunder or, to the Knowledge of VantageSouth, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject VantageSouth, or any officer of VantageSouth to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable law, (iv) no VantageSouth Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any VantageSouth Benefit Plans and trusts except as Previously Disclosed, (v) no VantageSouth Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that reasonably could be expected to result in a termination of any VantageSouth Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any the Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) VantageSouth has not, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(e)         Except as Previously Disclosed, VantageSouth has not incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for VantageSouth Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.

(f)          Each VantageSouth Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of VantageSouth, no condition exists that could reasonably be expected to jeopardize any such qualification or exemption.

(g)         None of VantageSouth, any VantageSouth Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which VantageSouth, any VantageSouth Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any VantageSouth Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

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(h)         Each VantageSouth Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder. No payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to Section 409A(a)(1)(B) of the Code. VantageSouth is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(i)          Except as Previously Disclosed, (x) the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of VantageSouth from VantageSouth under any VantageSouth Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any VantageSouth Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of VantageSouth to amend, merge, terminate or receive a reversion of assets from any VantageSouth Benefit Plan or related trust and (y) VantageSouth has not taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of VantageSouth to amend, merge, terminate any VantageSouth Benefit Plan or receive a reversion of assets from any VantageSouth Benefit Plan or related trust. VantageSouth is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of excise taxes imposed by Section 4999 of the Code.

3.12       Labor Matters.

(a)          VantageSouth is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. VantageSouth is not or has never been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is VantageSouth the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of VantageSouth, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving VantageSouth pending or, to the knowledge of VantageSouth, threatened.

(b)         VantageSouth has Previously Disclosed (A) all present employees (including any leased or temporary employees) of VantageSouth and any consultants or independent contractors providing services to VantageSouth; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. VantageSouth has Previously Disclosed the name of any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

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3.13       Compliance with Law.

(a)          VantageSouth conduct and have conducted their business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VantageSouth. VantageSouth is and has been in compliance with and is not in default or violation of, and none of them is, to the Knowledge of VantageSouth, under investigation with respect to or, to the Knowledge of VantageSouth, has been threatened to be charged with or given notice of any material violation of, any applicable domestic (federal, state or local) or foreign law or order, demand, writ, injunction, decree or judgment of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of VantageSouth. Except as Previously Disclosed, since December 31, 2011, none of VantageSouth has received any notification or communication from any Governmental Entity or SRO (A) asserting that VantageSouth is not in material compliance with any applicable law, (B) to VantageSouth’s Knowledge, threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) to VantageSouth’s Knowledge, threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(b)         VantageSouth has properly administered all accounts for which VantageSouth acts as a fiduciary, including accounts for which VantageSouth serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects. None of VantageSouth, or any director, officer or employee of VantageSouth, has committed any breach of trust with respect to any such fiduciary account that would have a Material Adverse Effect on VantageSouth, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)          VantageSouth’s CRA rating is no less than “satisfactory.” All deposit liabilities of VantageSouth are insured by the FDIC to the fullest extent under the law. VantageSouth has met all conditions of such insurance, including timely payment of its premiums.

3.14       Commitments and Contracts.

(a)         VantageSouth has Previously Disclosed or made available to Parent, Crescent Bank or their representatives true, correct and complete copies of, each of the following contracts to which VantageSouth is a party (each, a “VantageSouth Significant Agreement”):

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(i)          with any executive officer or other key employee of VantageSouth or the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving VantageSouth of the nature contemplated by this Agreement;

(ii)         with respect to the employment of any directors, officers, employees or consultants;

(iii)        that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of VantageSouth (or, following the consummation of the transactions contemplated hereby, Crescent Bank or any of its Subsidiaries), (2) obligates VantageSouth or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Crescent Bank or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires VantageSouth to make available investment opportunities to any person on a priority or exclusive basis;

(iv)        pursuant to which VantageSouth may become obligated to invest in or contribute capital to any entity;

(v)         that relates to borrowings of money (or guarantees thereof) by VantageSouth in excess of $50,000, other than advances from the Federal Home Loan Bank of Atlanta;

(vi)        that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii)       that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect,

(viii)      which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(ix)         which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum; or

(x)          which is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, VantageSouth in the fiscal year ended December 31, 2011, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2012, of more than $25,000 (excluding Loans) or the termination of which would require payment by VantageSouth in excess of $25,000.

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(b)         Each of VantageSouth Significant Agreements has been duly and validly authorized, executed and delivered by VantageSouth and is binding on VantageSouth and is in full force and effect. VantageSouth is in all material respects in compliance with and have in all material respects performed all obligations required to be performed by it to date under each VantageSouth Significant Agreement. VantageSouth has not received notice of any material violation or default (or any condition that with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any VantageSouth Significant Agreement. No other party to any VantageSouth Significant Agreement is, to the Knowledge of VantageSouth, in default in any material respect thereunder. Except as Previously Disclosed, VantageSouth is not party to any contracts any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan).

3.15       Agreements with Regulatory Agencies. VantageSouth is not subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has VantageSouth been advised since December 31, 2011 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16       Investment Company; Investment Adviser. VantageSouth is not required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. VantageSouth is not required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940, as amended, or in another capacity thereunder with the SEC or any other Governmental Entity.

3.17       Derivative Instruments. All material derivative instruments, including, swaps, caps, floors and option agreements were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with commercially reasonable banking practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of VantageSouth, enforceable in accordance with its terms. None of VantageSouth, or, to the Knowledge of VantageSouth, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

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3.18       Environmental Liability. To VantageSouth’s Knowledge, VantageSouth has complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would have a Material Adverse Effect on VantageSouth or the consummation of the transactions contemplated by this Agreement. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on VantageSouth, any liability or obligation of VantageSouth with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to VantageSouth’s Knowledge, threatened against VantageSouth or any property in which VantageSouth has taken a security interest the result of which has had a Material Adverse Effect on VantageSouth; to VantageSouth’s Knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to VantageSouth’s Knowledge, VantageSouth is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.

3.19       Insurance. VantageSouth maintains, and has maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that VantageSouth reasonably believe are adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including, but not limited to, insurance covering all real and personal property owned or leased by VantageSouth against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of VantageSouth (collectively, the “VantageSouth Insurance Policies”), and all correspondence relating to any material claims under VantageSouth Insurance Policies, have been previously made available to Parent. All of the VantageSouth Insurance Policies are in full force and effect, the premiums due and payable thereon have been timely paid, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by VantageSouth or any of its Subsidiaries under any of the VantageSouth Insurance Policies or, to the Knowledge of VantageSouth, by any other party to the VantageSouth Insurance Policies, except for defaults that would not have nor reasonably be expected to have a Material Adverse Effect on VantageSouth. VantageSouth has not received any written notice of cancellation or non-renewal of any VantageSouth Insurance Policy nor, to the Knowledge of VantageSouth, is the termination of any such policies threatened, and there is no claim for coverage by VantageSouth pending under any of such VantageSouth Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such VantageSouth Policies or in respect of which such underwriters have reserved their rights.

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3.20       Title to Property. VantageSouth has good and marketable title to all real properties and transferable title to all other properties and assets, tangible or intangible, owned by it (other than any assets or properties classified as other real estate owned) that are material to the operation of its businesses, in each case free from Liens (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of VantageSouth consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings and (iv) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law (collectively, “Permitted Liens”)) that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect. VantageSouth owns, leases or otherwise has valid easement rights to use all properties as are necessary to their operations as now conducted. To the Knowledge of VantageSouth, VantageSouth holds all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect. Neither VantageSouth or, to the Knowledge of VantageSouth, any other party thereto is in default in any material respect under any lease described in the immediately preceding sentence. There are no condemnation or eminent domain proceedings pending or, to the Knowledge of VantageSouth, threatened in writing, with respect to any of the real properties owned, or to VantageSouth’s Knowledge, any of the real properties leased, by VantageSouth. None of VantageSouth has, within the last two (2) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.

3.21       Intellectual Property. VantageSouth owns, or are licensed or otherwise possess rights to use free and clear of all Liens all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in the conduct of the business of VantageSouth as now conducted, except where the failure to own such Proprietary Rights would not have a Material Adverse Effect on VantageSouth. VantageSouth has the right to use all Proprietary Rights used in or necessary for the conduct of its businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which VantageSouth is a party, except for such infringements or violations that have not had a Material Adverse Effect on VantageSouth, and, to VantageSouth’s Knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have a Material Adverse Effect on VantageSouth. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to VantageSouth’s Knowledge, threatened against VantageSouth contesting the right of VantageSouth to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to VantageSouth’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which VantageSouth is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of VantageSouth, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by VantageSouth under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of VantageSouth, except for defaults, if any, which would not have a Material Adverse Effect on VantageSouth. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

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3.22       Loans.

(a)         Except as Previously Disclosed, as of June 30, 2012, VantageSouth is not a party to (i) any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”)), other than any Loan the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or five percent or greater shareholder of VantageSouth, or to the Knowledge of VantageSouth, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. VantageSouth has previously disclosed (x) all of the Loans in original principal amount in excess of $100,000 of VantageSouth that as of June 30, 2012 were classified by VantageSouth or Crescent Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of June 30, 2012 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of VantageSouth that as of June 30, 2012 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of June 30, 2012 and (z) each asset of VantageSouth that as of June 30, 2012 was classified as “Other Real Estate Owned” and the book value thereof.

(b)         Each Loan of VantageSouth (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)         Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, VantageSouth’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and to VantageSouth’s Knowledge, in material compliance with all applicable requirements of federal, state and local Laws, regulations and rules.

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(d)         Except as Previously Disclosed, none of the agreements pursuant to which VantageSouth has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(e)         VantageSouth is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all investor and mortgage insurance VantageSouth requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

3.23       Anti-takeover Provisions Not Applicable. VantageSouth has taken all action required to be taken by it in order to exempt this Agreement and the transactions to be consummated pursuant to this Agreement from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Articles of Incorporation and bylaws of VantageSouth and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of North Carolina.

3.24       Knowledge as to Conditions. As of the date of this Agreement, VantageSouth knows of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Regulatory Approval will not be granted without the imposition of a Burdensome Condition, provided, however, that VantageSouth makes no representation or warranty with respect to the management, capital or ownership structure of Parent or any of its Affiliates.

3.25       Brokers and Finders. None of VantageSouth or any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for VantageSouth, in connection with this Agreement or the transactions contemplated hereby.

3.26       Related Party Transactions.

(a)          Except as Previously Disclosed or as part of the normal and customary terms of an individual’s employment or service as a director, VantageSouth is not a party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) Affiliate other than Parent or Crescent Bank, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the Knowledge of VantageSouth, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.

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(b)         To VantageSouth’s Knowledge, VantageSouth is in compliance with, and has since January 1, 2009, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

(c)          All management services and similar agreements, and any tax-sharing agreement, between VantageSouth and Piedmont shall terminate at or prior to the Effective Time.

3.27       Foreign Corrupt Practices. None of VantageSouth, or, to the Knowledge of VantageSouth, any director, officer, agent, employee or other person acting on behalf of VantageSouth has, in the course of its actions for, or on behalf of, VantageSouth (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.28       Statements True and Correct. None of the information supplied or to be supplied by VantageSouth thereof for inclusion in any Proxy Statement to be mailed to Parent’s shareholders in connection with the Parent Shareholders Meeting, and any other documents to be filed by VantageSouth thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement when first mailed to the shareholders of Parent be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Parent Shareholders Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Parent Shareholders Meeting.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND CRESCENT BANK

Parent and Crescent Bank hereby represent and warrant to VantageSouth that, except as Previously Disclosed:

4.1         Organization and Authority.

(a)          Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered with the Federal Reserve Board as a bank holding company under the BHCA. Parent has all the Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner it is now being conducted, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. Parent engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHCA and the rules and regulations of the Federal Reserve Board.

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(b)         Crescent Bank is a North Carolina-chartered bank duly organized, validly existing and in good standing under the Laws of the State of North Carolina. The deposit accounts of Crescent Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the FDIC; all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Parent or Crescent Bank, threatened. Crescent Bank has all the Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner it is now being conducted, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect on Crescent Bank. Parent and Crescent Bank are both duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by the Parent or Crescent Bank requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect on Crescent Bank. The certificate of incorporation of Parent and the articles of incorporation of Crescent Bank comply in all material respects with applicable law. A complete and correct copy of the certificate of incorporation and bylaws or similar governing documents of Parent and Crescent Bank, as amended and as currently in effect, has been delivered or made available to VantageSouth.

(c)         With respect to each of Parent’s and Crescent Bank’s Subsidiaries, (1) all the issued and outstanding shares of such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, or any such options, rights, convertible securities or obligations. Parent or Crescent Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens. Neither Parent nor Crescent Bank owns, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary.

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4.2         Authorization.

(a)          Parent and Crescent Bank have the full legal power and authority to enter into this Agreement and the other agreements referenced herein to which they will be a party and to carry out their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which they will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent’s and Crescent Bank’s respective boards of directors and by Parent, as the sole shareholder of Crescent Bank, and no further approval or authorization by any of Crescent Bank’s shareholders is required. The Board of Directors of Parent has determined that, as of the date of this Agreement, this Agreement is advisable and in the best interests of Parent and its shareholders and has directed that the issuance of Parent Common Stock pursuant to the Merger be submitted to Parent’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. This Agreement has been, and the other agreements referenced herein to which Parent or Crescent Bank will be a party, when executed, will be, duly and validly executed and delivered by Parent and Crescent Bank and assuming due authorization, execution and delivery by VantageSouth, is and will be a valid and binding obligation of Parent and Crescent Bank enforceable against Parent and Crescent Bank in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by Parent or Crescent Bank of this Agreement and the other agreements referenced herein to which it or they will be a party, the performance by it or them of its or their obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby, other than receipt of (x) the affirmative vote of the holders of at least a majority of the votes cast by holders of Parent Common Stock at a duly called, noticed and held meeting of shareholders called to approve the issuance of Parent Common Stock pursuant to the Merger (the "NASDAQ Required Approval") and (y) the Majority of Minority Approval (together with the NASDAQ Required Approval, the “Parent Shareholder Approval”).

(b)          Neither the execution, delivery and performance by Parent or Crescent Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Parent and Crescent Bank with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of Parent or Crescent Bank or any of their Subsidiaries under any of the terms, conditions or provisions of (i) the certificate of incorporation and bylaws or similar governing documents of Parent, Crescent Bank or any of their Subsidiaries or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Crescent Bank or any of their Subsidiaries is a party or by which it may be bound, or to which Parent or Crescent Bank or any of their Subsidiaries or any of the properties or assets of Parent or Crescent Bank or any of their Subsidiaries may be subject, or (B) violate any law or regulation applicable to Parent or Crescent Bank or any of their Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on Parent or materially and adversely affect Parent’s and Crescent Bank’s ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

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(c)          Except for (i) the Requisite Regulatory Approvals and (ii) the listing of the shares of Parent Common Stock to be issued in exchange for shares of VantageSouth Common Stock on The Nasdaq Global Market (the “Parent Regulatory Approvals”), no governmental or any other material consents, approvals, authorizations, applications, registrations and qualifications are required to be obtained by Parent or Crescent Bank in connection with or for the consummation of the transactions contemplated by this Agreement. Other than the securities or blue sky laws of the various states and the Requisite Regulatory Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by Parent or Crescent Bank of the transactions contemplated by this Agreement. As of the date hereof, Parent and Crescent Bank have no knowledge of any reason pertaining to Parent or Crescent Bank why any of the Parent Regulatory Approvals should not be obtained without the imposition of any Burdensome Regulatory Condition.

4.3         Securities Filing. Parent has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2008 (collectively, “Parent’s Reports”). None of Parent’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of Parent’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Parent included in Parent’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

4.4         Parent Information. The information in the Proxy Statement (other than the information provided by VantageSouth specifically for inclusion in the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.5         Brokers and Finders. Except as Previously Disclosed, neither Parent, Crescent Bank nor any of their Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

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ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1         Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as consented to by Parent, VantageSouth shall (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either VantageSouth or Parent or Crescent Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Parent and Crescent Bank shall, and shall cause each of their Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either VantageSouth or Parent or Crescent Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2         Forbearances of VantageSouth. During the period from the date of this Agreement to the Effective Time, except as expressly required by this Agreement, VantageSouth shall not do any of the following, without the prior consent of Crescent Bank:

(a)          (i) create, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than advances from the Federal Home Loan Bank of Atlanta and the creation of deposit liabilities in the ordinary course of business consistent with past practice or (ii) incur any capital expenditures (other than capital expenditures incurred pursuant to contracts or commitments in force on the date of this Agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes);

(b)         (i) adjust, split, combine or reclassify, or purchase, redeem or otherwise acquire, any capital stock, (ii) make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue any additional shares of capital stock of VantageSouth or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except (i) in the ordinary course of business consistent with past practice to third parties who are not Affiliates of VantageSouth, other than Parent or Crescent Bank or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

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(d)         (i) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity;

(e)         grant any VantageSouth stock options, restricted shares, awards based on the value of VantageSouth’s capital stock or other equity-based award with respect to shares of VantageSouth Common Stock under any of VantageSouth’s stock plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(f)          except as required under applicable law or the terms of any VantageSouth Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of VantageSouth, other than increases in annual base salary at times and in amounts in the ordinary course of business consistent with past practice, (ii) pay or commit to pay any severance, bonus, retirement or retention amounts to any of the current or former directors, officers or employees of VantageSouth (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any compensation, severance, pension, retirement, profit-sharing, welfare benefit, nonqualified deferred compensation plan, or other employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of VantageSouth (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (v) amend, extend, renew or enter into any collective bargaining agreement or VantageSouth Benefit Plan or make any material determinations not in the ordinary course of business consistent with past practice under any VantageSouth Benefit Plan, (vi) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash and target equity) of $100,000 or more, or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any VantageSouth Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by changes in GAAP ;

(g)         settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $100,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(h)         pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any other liabilities in the ordinary course of business and consistent with past practice;

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(i)          change its methods of accounting (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors;

(j)          make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(k)         adopt or implement any amendment to its Articles of Incorporation or its bylaws;

(l)          materially restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(m)        enter into, amend in any material respect or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, or waive, release, compromise or assign any material rights or claims under any such contract; provided that in no event shall VantageSouth enter into any contract of the sort required to be disclosed pursuant to Section 3.14(a)(ii), (iii), (iv), (vii) or (ix) or that calls for aggregate annual payments of $50,000 or more unless terminable on 30 days or less notice without payment of any penalty or premium;

(n)         change in any material respect its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(o)         except for Loans or commitments for Loans that have previously been approved by VantageSouth prior to the date of this Agreement and Previously Disclosed, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan relationship aggregating in excess of $2,000,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $2,000,000;

(p)         enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(q)         file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of VantageSouth;

(r)          take any action that is intended or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law; or

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(s)         agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3         Indemnification and Insurance.

(a)          From and after the Effective Time, subject to applicable law, Crescent Bank agrees to indemnify and hold harmless each present and former director and officer of VantageSouth and each officer or employee of VantageSouth that is serving or has served as a director or officer of another entity expressly at the request or direction of VantageSouth (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to which such person was, is, or is threatened to be made a named defendant or respondent because such person is or was such a director or officer, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to VantageSouth’s Articles of Incorporation and bylaws as in effect on the date of this Agreement.

(b)         Any Indemnified Party wishing to claim indemnification under Section 5.3(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Crescent Bank thereof, but the failure to so notify shall not relieve Crescent Bank of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Crescent Bank.

(c)          The Parties will collaborate with respect to purchasing and maintaining appropriate directors' and officers' liability insurance coverage after the Effective Time for the benefit of directors and officers of VantageSouth who are currently covered by such insurance; provided that Crescent Parties shall not be obligated to make aggregate annual premium payments for in respect of such policy or policies (or coverage replacing such policy or policies) which exceed 300% of the annual premium payments on VantageSouth’s current policy or policies in effect as of the date of this Agreement.

(d)         In the event Crescent Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Crescent Bank assume the obligations set forth in this Section 5.3.

(e)          The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

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ARTICLE VI
ADDITIONAL AGREEMENTS

6.1         Regulatory Matters.

(a)          Each of Parent, Crescent Bank and VantageSouth shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary and proper to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the transactions contemplated hereby, including obtaining any third party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, required in order to continue any contract or agreement with VantageSouth following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by VantageSouth, Parent or Crescent Bank, respectively, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition law), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Parent, Crescent Bank and VantageSouth shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to VantageSouth, Parent or Crescent Bank, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent, Crescent Bank and VantageSouth shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, or the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or Crescent Bank to take to any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a Material Adverse Effect on Crescent Bank following the Closing (a “Burdensome Regulatory Condition”).

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(b)         Parent, Crescent Bank and VantageSouth shall, upon request, furnish each other with all information concerning Parent, Crescent Bank, VantageSouth and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Crescent Bank, VantageSouth or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)          Parent, Crescent Bank and VantageSouth shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any Regulatory Approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2         Access to Information; Confidentiality. VantageSouth agrees to permit Parent, Crescent Bank and Crescent Bank’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to visit and inspect the properties of VantageSouth to examine the corporate books and records, all upon reasonable notice and at such reasonable times and as often as Crescent Bank may reasonably request. Any investigation pursuant to this Section 6.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of VantageSouth, and nothing herein shall require any representative of VantageSouth to disclose any information to the extent (i) prohibited by applicable law or regulation, or (ii) that such disclosure would cause a violation of any agreement to which VantageSouth or such representative is a party as of the date of this Agreement or would cause a significant risk of a loss of privilege to VantageSouth. No investigation by Crescent Bank shall affect the ability of Parent and Crescent Bank to rely on the representations and warranties of VantageSouth. All information furnished by any Party or any of its representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to, and the receiving Party shall in each case hold all such information in confidence, with each such receiving Party subject to such restrictions as the recipient.

6.3         SEC Filings and Shareholder Approval.

(a)          As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC proxy materials relating to the matters to be submitted to the Parent shareholders at the Parent Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Parent will use reasonable best efforts to respond to any SEC comments on the Proxy Statement and to cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as practicable. Parent will advise VantageSouth, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared or any request by the SEC for amendment of the Proxy Statement. If, at any time prior to the receipt of the Parent Shareholder Approval, any event occurs with respect to VantageSouth, Parent, Crescent Bank or any of their respective Subsidiaries, or any change occurs with respect to other information in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the affected Party shall promptly notify the other Party of such event, and Parent shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement and, to the extent required by applicable law, disseminate the information contained in such amendment or supplement to the shareholders of Parent. VantageSouth will cooperate with Parent in connection with the preparation of the Proxy Statement and any amendment or supplement thereto and the solicitation of proxies and will provide any information reasonably requested by Parent in connection therewith.

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(b)          Parent will submit for approval, to the holders of Parent Common Stock, the issuance of Parent Common Stock pursuant to the Merger and any other matters required to be approved or adopted by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Parent shall take all action necessary in accordance with Delaware law and Parent’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Parent Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Parent Shareholders Meeting”).

6.4         [Removed and reserved]

6.5         Public Disclosure. VantageSouth and Parent and Crescent Bank shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or the rules of any market or exchange on which the shares of Parent may be listed for trading, in which case Parent shall consult with VantageSouth before issuing such press release or making such public statement or disclosure to allow VantageSouth a reasonable opportunity to comment on such press release or public statement in advance of such publication, to the extent practicable.

6.6         Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.7         Nasdaq Notification. Prior to the Effective Time, Parent shall notify The Nasdaq Global Market of the additional shares of Parent Common Stock to be issued by Parent pursuant to the Merger in exchange for the shares of VantageSouth Common Stock.

6.8         Employee Benefit Matters. Crescent Bank and VantageSouth will collaborate with respect to structuring, amending or terminating the benefit plans of the Crescent Bank and VantageSouth with a view toward establishing an appropriate benefits structure for Crescent Bank employees following the Merger.

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6.9         Notification. VantageSouth agrees that it will notify the Special Committee promptly if, to VantageSouth’s Knowledge, any Takeover Proposal is received by, any information is requested from, or any discussions or negotiations relating to a Takeover Proposal are sought to be initiated or continued with, VantageSouth, or their officers, directors, employees, representatives or agents. The notification shall indicate the name of the Person making such Takeover Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter VantageSouth shall keep the Special Committee informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. For purposes of this Agreement, Takeover Proposal means any inquiry, proposal or offer from any Person (other than Crescent Bank) relating to any direct or indirect acquisition or purchase of 25% or more of the assets of VantageSouth or 25% or more of the voting power of the capital stock of VantageSouth then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the voting power of the capital stock of VantageSouth then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving VantageSouth, other than the transactions with the Crescent Parties contemplated by this Agreement

ARTICLE VII
CONDITIONS PRECEDENT

7.1         Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval.

(i)   The NASDAQ Required Approval shall have been obtained, and

(ii)  The issuance of Parent Common Stock pursuant to the Merger shall have been adopted and approved at the Parent Shareholders Meeting by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, excluding shares owned by Piedmont, any officer of VantageSouth, Parent or Crescent Bank or any director of VantageSouth or Piedmont (the "Majority of Minority Approval").

(b)         Regulatory Approvals. All Requisite Regulatory Approvals and all Parent Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Requisite Regulatory Approval or Parent Regulatory Approval shall have resulted in the imposition of any Burdensome Regulatory Condition).

(c)          No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

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(d)          Third Party Consents. Crescent Bank and VantageSouth shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 7.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Crescent Bank (after giving effect to the consummation of the transactions contemplated hereby).

(e)          Nasdaq Listing. To the extent required, the shares of parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

7.2         Conditions to Obligations of Parent. The obligation of Parent and Crescent Bank to effect the Closing is also subject to the satisfaction or, at Parent or Crescent Bank’s sole discretion, waiver by Parent or Crescent Bank, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of VantageSouth set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date, and except for such representations and warranties that are subject to Material Adverse Effect qualifications or exceptions, which shall be true and correct in all respects as of the Closing Date.

(b)          No Material Adverse Effect. Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to VantageSouth.

(c)          Performance of Obligations of VantageSouth. VantageSouth shall have performed and complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d)         Officer’s Certificate. Parent and Crescent Bank shall have received a certificate signed on behalf of VantageSouth by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)          Shareholder Representations. Each of the shareholders of VantageSouth will have executed the VantageSouth Shareholder Representations in the form of Exhibit C hereto.

7.3         Conditions to Obligations of VantageSouth. The obligation of VantageSouth to effect the Closing is also subject to the satisfaction or, at VantageSouth’s sole discretion, waiver by VantageSouth, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Crescent Bank set forth in Article IV of this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case, such representations and warranties shall be so true and correct as of such date, and except for such representations and warranties that are subject to Material Adverse Effect qualifications or exceptions, which shall be true and correct in all respects as of the Closing Date.

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(b)         Performance of Obligations of Parent. Parent and Crescent Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          No Material Adverse Effect. Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(d)         Officer’s Certificate. VantageSouth shall have received a certificate signed on behalf of Parent and Crescent Bank by their Chief Executive Officer or Chief Financial Officer, respectively, stating that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of VantageSouth:

(a)         by mutual written consent of VantageSouth, Crescent Bank and Parent;

(b)         by either VantageSouth or the Crescent Parties, if the Closing shall not have occurred on or before March 31, 2013, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(b);

(c)         by either VantageSouth or the Crescent Parties, if any approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)         by VantageSouth, if Parent or Crescent Bank has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent or Crescent Bank contained in this Agreement, which breach, individually or together with all such other then uncured breaches by Parent or Crescent Bank, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a), 7.3(b) or 7.3(c) and which is not cured within 30 days following written notice to Parent and Crescent Bank or by its nature or timing cannot be cured within such time period (provided that VantageSouth is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement); or

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(e)         by Parent or Crescent Bank, if VantageSouth has breached or is in breach of any representation, warranty, covenant or agreement on the part of VantageSouth contained in this Agreement, which breach, individually or together with all such other then uncured breaches by VantageSouth, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c), and which is not cured within 30 days following written notice to VantageSouth or by its nature or timing cannot be cured within such time period (provided that Parent and Crescent Bank are not then in breach, in any material respect, of any of their material covenants or agreements contained in this Agreement); or

(f)          by any Party in the event that the shareholders of Parent fail to give the NASDAQ Required Approval at the Parent Shareholders’ Meeting where such matters were presented to Parent’s shareholders for approval and voted upon; or

(g)         by Parent in the event the shareholders of Parent fail to approve the issuance of Parent Common Stock pursuant to the Merger at the Parent Shareholders’ Meeting as provided in Section 7.1(a)(ii) hereof;

(h)         by Parent in the event the shareholders of VantageSouth shall not have approved this Agreement in accordance with all applicable laws, or VantageSouth shall have not provided Parent with written confirmation thereof, within five Business Days after the execution of this Agreement; or

(i)          by Parent in the event that all of the shareholders of VantageSouth shall not have executed the VantageSouth Shareholder Representations in the form of Exhibit C hereto within five Business Days after the execution of this Agreement.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2         Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation hereunder to the other Party hereto, except that (i) Section 6.2 and 8.2 and Article IX survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching Party from liability for any willful and material breach of any provision of this Agreement.

8.3         Amendment. Subject to compliance with applicable law, this Agreement (other than Section 7.1(a)(ii) hereof) may be amended by the parties hereto; provided, however, after any approval of the transactions contemplated by this Agreement by the respective shareholders of VantageSouth and Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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8.4           Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein (other than Section 7.1(a)(ii) hereof). Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party entitled to grant such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for (a) Section 5.3 and Section 6.6; and (b) for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2           Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

9.3           Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the Party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to VantageSouth, to:

VantageSouth Bank

708 South Church Street

Burlington, North Carolina 27215

Attention: Wendy Wagner, Chief Financial Officer

Telephone: (336) 532-8002

Fax: (866) 910-3974

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW

Suite 900

Washington, DC 20005

Attention:	Gary R. Bronstein, Esq.
Telephone	(202) 508-5800
Fax:	(202) 508-5858

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(b)          if to Parent or Crescent Bank, to:

Crescent State Bank

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

Attention: Terry Earley

Telephone: (919) 659-9015

Fax: (919) 659-9001

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

GlenLake One, Suite 200

4140 Parklake Avenue

Raleigh, North Carolina 27612

Attention:	Joseph S. Dowdy, Esq.
John M. Jennings, Esq.
Telephone:	(919) 877-3800
Fax:	(919) 877-3799

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

9.4           Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

9.5           Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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9.6           Entire Agreement. This Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

9.7           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law.

9.8           Venue. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of North Carolina, and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such North Carolina courts, (ii) waives any objection to laying venue in any such action or proceeding in the North Carolina courts, (iii) waives any objection that the North Carolina courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.9           Waiver of Jury. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained herein.

9.10         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for Section 5.3, which confers rights on the parties described therein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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9.12         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.13         Restricted Securities. The shares of Parent Common Stock issued as Merger Consideration will be issued pursuant to exemptions from federal and state securities law registration requirements and will be restricted securities, as such term is used in Rule 144 promulgated under the Securities Act, and, accordingly, may not be resold unless registered pursuant to the Securities Act and applicable state securities laws, or an exemption from registration is available therefrom. Each certificate or book entry representing shares of Parent Common Stock issued as Merger Consideration will bear a legend (or a substantially similar notation or indication) indicating that such shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale or otherwise transferred in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption from registration thereunder, in addition to any other legends required by applicable state securities laws. In connection with any transfer of the shares of Parent Common Stock included in the Merger Consideration other than (i) pursuant to an effective registration statement, (ii) to Parent or (iii) pursuant to Rule 144 (provided that the transferor provides Parent with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), Parent may require the transferor thereof to provide to Parent and the transfer agent, at the transferor’s expense, an opinion of counsel selected by the transferor, which counsel must be reasonably acceptable to Parent and the transfer agent, and the form and substance of which opinion shall be reasonably satisfactory to Parent and the transfer agent, to the effect that such transfer does not require registration of such transferred shares of Parent Common Stock under the Securities Act or applicable state securities laws.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VANTAGESOUTH BANK

By:	/s/ Wendy B. Wagner
Name:	Wendy B. Wagner
Title:	Chief Financial Officer

CRESCENT FINANCIAL BANCSHARES, INC.

By:	/s/ Terry S. Earley
Name:	Terry S. Earley
Title:	Chief Financial Officer

CRESCENT STATE BANK

By:	/s/ Terry S. Earley
Name:	Terry S. Earley
Title:	Chief Financial Officer

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EXHIBIT A

August __, 2012

VantageSouth Bank

708 South Church Street

Burlington, North Carolina 27215

To the Board of Directors:

The undersigned is a director of Crescent Financial Bancshares, Inc. (“Parent”) and Crescent State Bank (“Crescent Bank”) and the beneficial holder of shares of common stock of Parent (the “Parent Common Stock”).

VantageSouth Bank (“VantageSouth”) and Parent and Crescent are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the merger of VantageSouth with and into Crescent Bank (the “Merger”). The execution of the Agreement by VantageSouth is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that VantageSouth will incur in connection with the transactions contemplated by the Agreement and to induce VantageSouth to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of Parent, and not in his capacity as a director or officer of Parent or Crescent Bank, as follows:

1.          While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of VantageSouth, (a) sell or otherwise dispose of or encumber prior to the record date of the Parent Shareholders Meeting (as defined in the Agreement) any or all of his shares of Parent Common Stock, or (b) deposit any shares of Parent Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Parent Common Stock or grant any proxy with respect thereto, other than to members of the Board of Directors of Parent for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of Parent Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, for the approval of the Agreement and the Merger at the Parent Shareholders Meeting.

3.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, VantageSouth shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

4.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of Parent and, if applicable, shall not in any way limit or affect actions the undersigned may take in his capacity as a director or officer of Parent or Crescent Bank.

5.          This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Parent’s stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

6.          As of the date hereof; the undersigned has voting power with respect to ______________ shares of Parent Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

___________________________

___________________________
Print Name

Accepted and agreed to as of

the date first above written:

VantageSouth Bank

By: Steven W. Jones
Its: President and Chief Executive Officer

EXHIBIT B

August ___, 2012

Crescent Financial Bancshares, Inc.

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

To the Board of Directors:

Piedmont Community Bank Holdings, Inc. (“Piedmont”), a bank holding company with respect to VantageSouth Bank (“VantageSouth”) and Crescent Financial Bancshares, Inc. (“Parent”), is the beneficial holder of shares of common stock of VantageSouth (the “VantageSouth Common Stock”) and Parent (the “Parent Common Stock”).

VantageSouth and Parent and Crescent State Bank (“Crescent Bank”), a subsidiary of Parent, are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the merger of VantageSouth with and into Crescent Bank (the “Merger”). The execution of the Agreement by Crescent Bank and Parent is subject to the execution and delivery of this letter agreement by Piedmont.

In consideration of the substantial expenses that Parent and Crescent Bank will incur in connection with the transactions contemplated by the Agreement and to induce Parent and Crescent Bank to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in its capacity as a stockholder of Parent, as follows:

1.          While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of the Board of Directors of Parent, which approval shall have been recommended by the Special Committee (as defined in the Agreement), (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber prior to the end of the Measurement Period (as defined in the Agreement) any or all of its shares of Parent Common Stock, or (b) deposit any shares of Parent Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Parent Common Stock or grant any proxy with respect thereto, other than to members of the Board of Directors of Parent for the purpose of voting to approve the issuance of Parent Common Stock pursuant to the Merger and matters related thereto.

2.          While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of the Board of Directors of Parent, which approval shall have been recommended by the Special Committee (as defined in the Agreement), (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber prior to the Merger any or all of its shares of VantageSouth Common Stock, or (b) deposit any shares of VantageSouth Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of VantageSouth Common Stock or grant any proxy with respect thereto, other than to members of the Board of Directors of VantageSouth for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

3.          While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of Parent Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, for the approval of the issuance of Parent Common Stock pursuant to the Merger and matters related thereto at the Parent Shareholders Meeting.

4.          While this letter agreement is in effect the undersigned shall vote or cause to be voted, promptly following the execution and delivery of the Agreement by the parties thereto, all of the shares of VantageSouth Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, for the approval of the Agreement and the Merger and matters related thereto at any VantageSouth shareholders meeting at which any such matters may be submitted to a vote of the VantageSouth shareholders and/or in a written consent as a shareholder of VantageSouth.

5.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Crescent Bank shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

6.          At any time that Piedmont would not have the ability to effectuate a short-form merger with Parent under Delaware General Corporation Law Section 253(a) but for the Merger Consideration (as defined in the Agreement) received by Piedmont, Piedmont will not effectuate any such short-form merger without the approval of a special committee of the Board of Directors of Parent, consisting of independent, disinterested directors of Parent.

7.          Except as set forth in the proviso of this paragraph 7, this letter agreement shall automatically terminate upon (i) a termination of the Agreement in accordance with its terms prior to the Effective Time, or (ii) the Effective Time (as that term is defined in the Agreement) of the Merger; provided, however, that paragraph 6 of this letter agreement shall survive, and shall not terminate upon, the Effective Time.

8.          As of the date hereof; the undersigned has voting power with respect to 24,878,423 shares of Piedmont Common Stock.

9.          As of the date hereof; the undersigned has voting power with respect to 1,382,241 shares of VantageSouth Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Piedmont Voting Agreement as of the date first above written.

Very truly yours,

Piedmont Community Bank Holdings, Inc.

By:
Name:
Title:
A duly authorized officer of Piedmont.Bank Holdings, Inc.

Accepted and agreed to as of

the date first above written:

Crescent Financial Bancshares, Inc.

By:
Its:

EXHIBIT C

VANTAGESOUTH SHAREHOLDER REPRESENTATIONS

The undersigned understands that this certificate is provided to Crescent Financial Bancshares, Inc. (“Parent”) as a condition and inducement to Parent’s willingness (i) to enter into the Agreement and Plan of Merger, dated as of ______, 2012, by and among VantageSouth Bank (“VantageSouth”), Parent and Crescent State Bank (“Crescent Bank”) (the “Agreement”) and/or (ii) to consummate the Merger. Capitalized terms shall have the meanings given to them in the Agreement unless otherwise defined herein.

The undersigned shareholder (“Shareholder”)of VantageSouth hereby represents and warrants to Parent and Crescent Bank as follows:

(a)	Shareholder understands that the shares constituting the Merger Consideration are “restricted securities” and have not been registered under the Securities Act as or any applicable state securities laws.

(b)	Shareholder is acquiring the Merger Consideration as principal for its own account and not with a view to, or for distributing or reselling such Merger Consideration or any part thereof in violation of the Securities Act or any applicable state securities laws.

(c)	Shareholder understands that the shares constituting the Merger Consideration may not be resold unless they are registered under the Securities Act or an exemption from registration is available, and that Shareholder does not have the protection of Section 11 of the Securities Act in connection with the acquisition of the Merger Consideration. Notwithstanding the representations made herein, Shareholder does not agree to hold any of the Merger Consideration for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Merger Consideration pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.

(d)	Shareholder does not presently have any agreement, plan or understanding, directly or indirectly, with any person to distribute or effect any distribution of any of the Merger Consideration (or any securities which are derivatives thereof) to or through any person or entity other than to any Affiliate of Shareholder.

(e)	Shareholder understands that the Merger Consideration is being offered and issued to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and Shareholder’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of Shareholder to acquire the Merger Consideration.

(f)	Shareholder has such knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of acquiring the Merger Consideration. Shareholder understands that Parent files reports with the Securities and Exchange Commission ("SEC"), which reports are available free of charge at the SEC’s website (www.sec.gov), and Shareholder has access to such reports.

(g)	Prior to the end of the Effective Time, Shareholder shall not, directly or indirectly, except with the prior approval of Parent, sell or otherwise dispose of any or all of Shareholder's shares of VantageSouth Common Stock, except for sales of such shares to Piedmont, Parent or VantageSouth.

Executed as of August ___, 2012.

[Name]